Exhibit 10.2

EMPLOYMENT AGREEMENT
BETWEEN CHATHAM LODGING TRUST
AND JEFFREY H. FISHER
          THIS EMPLOYMENT AGREEMENT, effective as of April 21, 2010, between CHATHAM LODGING TRUST, a Maryland real estate investment trust (the “Company”), and JEFFREY H. FISHER (the “Executive”), recites and provides as follows:
WITNESSETH:
          WHEREAS, the Company is a self-advised equity real estate investment trust which has been formed to own hotel properties directly and through its subsidiaries; and
          WHEREAS, the Company desires to employ the Executive to devote substantially all of his time, attention and efforts to the business of the Company and to serve as the Chairman of the Board of Trustees (the “Board”), Chief Executive Officer and President of the Company; and
          WHEREAS, the Executive desires to be so employed on the terms and subject to the conditions hereinafter stated.
          NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth, the parties agree as follows:
          1. RECITALS. The above recitals are incorporated by reference herein and made a part hereof as set forth verbatim.
          2. EMPLOYMENT. The Company shall employ the Executive, and the Executive agrees to be so employed, in the capacity of [Title] to serve for the Term (as hereinafter defined) hereof, subject to earlier termination as hereinafter provided.
          3. TERM. The Initial Term of the Executive’s employment hereunder (the “Initial Term”) shall be for a period of three (3) years commencing on April 21, 2010, and continuing until April 21, 2013, unless terminated earlier as provided herein. If neither the Company nor the Executive has provided the other with written notice of an intention to terminate this Agreement at least thirty (30) days before the end of the Initial Term (or any subsequent renewal period), this Agreement will automatically renew for a twelve (12) month period. For purposes of this Agreement, the word “Term” means the Initial Term and the period of any extension of the Initial Term pursuant to the preceding sentence.
          4. SERVICES. The Executive shall devote substantially all of his time, attention and effort to the Company’s affairs; provided that the Company agrees that the Executive may, from time to time, be the principal owner and serve as a director of Island Hospitality Management, Inc. (“IHM”) and/or one or more of its sister companies whose primary business is leasing and/or managing hotels, and that the Executive may devote business time to those companies; provided further that (i) such activities do not interfere with the performance of the Executive’s duties hereunder; (ii) the Executive does not serve as an officer or employee of

IHM or any other entity providing hotel management services to the Company, its affiliates or any other entity in which the Company or its affiliates have an interest (a “Chatham Manager”); and (iii) the Executive does not receive any compensation for services as a director of any Chatham Manager. The Company further agrees that the Executive may engage in civic and community activities and endeavors provided that such activities do not interfere with the performance of the Executive’s duties hereunder. The Executive shall have full authority and responsibility for formulating policies and administering the Company in all respects, subject to the general direction, approval and control of the Board.
          5. COMPENSATION.
               (a) Base Salary. During the Term, the Company shall pay the Executive for his services an annual Base Salary equal to $300,000, subject to any increases approved by the Board or its Compensation Committee (the “Committee”). Such Base Salary shall be paid in twenty-six (26) bi-weekly installments. Any increase in Base Salary shall not serve to limit or reduce any other obligations to the Executive under this Agreement.
               (b) Annual Bonus. In addition to his annual Base Salary, during the Term the Executive shall have the opportunity to earn an Annual Bonus as determined by the Committee in its discretion or to the extent that prescribed individual and corporate goals established by the Committee are achieved. Any Annual Bonus that is earned under this Section 5(b) shall be paid in a single lump sum payment no later than March 15 following the calendar year in which the Annual Bonus is earned.
          6. BENEFITS. The Company agrees to provide the Executive with the following benefits:
               (a) Vacation. The Executive shall be entitled each year to a vacation, during which time his compensation shall be paid in full. The time allotted for such vacation shall be an aggregate of three (3) weeks. In the year Executive terminates employment, he shall be entitled to receive a prorated paid vacation based upon the amount of time that he has worked during the year of termination. In the event that he has not taken his vacation time computed on a prorated basis, he shall be paid, at his regular rate of pay, for unused vacation. In the event Executive has taken more vacation time than allotted for the year of termination, there shall be no reduction in compensation otherwise payable hereunder.
               (b) Employee Benefits. During the Term, the Executive and/or the Executive’s family, as the case may be, shall be eligible to participate in all Company employee benefit plans in which other executive level employees of the Company and/or the members of their families, as the case may be, are eligible to participate, but not limited to, any retirement, pension, profit-sharing, insurance, hospital, or other plans which may now be in effect or which may hereafter be adopted by the Company. Regarding life insurance, the Executive shall have the right to name the beneficiary of such life insurance policy.
          7. EXPENSES. The Company recognizes that the Executive will have to incur certain out-of-pocket expenses related to his services and the Company’s business, and the Company agrees to promptly reimburse the Executive for all reasonable expenses necessarily incurred by him in the performance of his duties to the Company upon presentation of a voucher or documentation indicating the amount and business purposes of any such expenses. These expenses include, but are not limited to, travel, meals, entertainment, etc. Expenses that are reimbursable to the Executive under this Section 7 shall be paid to the Executive in accordance with the Company’s expense reimbursement policy but in no event later than March 15 following the calendar year in which the expense is incurred.
          8. OFFICE AND SUPPORT STAFF. During the term of this Agreement, the Executive shall be entitled to an office of a size and with furnishings and other appointments, and to secretarial and other assistants, at least equal to those provided to other management level employees of the Company.
          9. TERMINATION.
               (a) Grounds. This Agreement shall terminate in the event of the Executive’s death. In the case of the Executive’s Disability, the Company may elect to terminate the Executive as a result of such Disability. Where appropriate, the Company also may terminate the Executive pursuant to a Termination With Cause. Finally, the Executive may terminate his employment with the Company pursuant to either a Voluntary Termination or a Voluntary Termination for Good Reason. For purposes of this Agreement, the terms Disability, Voluntary Termination, Voluntary Termination for Good Reason, and Termination With Cause are defined in Section 12 of this Agreement.
               (b) Notice of Termination. Any termination by the Company or the Executive (other than upon death) shall be communicated by Notice of Termination to the Executive or the Company, as applicable. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon and the specific ground for termination; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination; and (iii) the date of termination in accordance with 9(c) below.
               (c) Date of Termination. For the purposes of this Agreement, “Date of Termination” means (i) if the Company intends to treat the termination as a termination based upon the Executive’s Disability, the Executive’s employment with the Company shall terminate effective on the thirtieth day after the date of the Notice of Termination (which may not be given before the Executive has been absent from work on account of a physical or mental illness or physical injury for at least hundred fifty (150) days) provided that, before such date, the Executive shall not have returned to full-time performance of the Executive’s duties; (ii) if the Executive’s employment is terminated by reason of Death, the Date of Termination shall be the date of death of the Executive; (iii) if the Executive’s employment is terminated by reason of Voluntary Termination, the Date of Termination shall be thirty (30) days from the date of the Notice of Termination (and the Executive shall be deemed to have terminated his employment by Voluntary Termination if the Executive voluntarily refuses to provide substantially all the services described in Section 4 hereof for a period greater than four (4) consecutive weeks (excluding periods in which the Executive is not performing services on account of vacation in accordance with Section 6(a) hereof and periods in which the Executive is not performing services on account of the Executive’s illness or injury or the illness or injury of a member of the

Executive’s immediate family); in such event, the Date of Termination shall be the day after the last day of such four-week period); (iv) if the Company intends to treat the termination as a Termination With Cause based upon the grounds described in clause 12(i)(ii) or (iii), then Termination shall be effective upon Notice of Termination as defined in this Agreement; (v) if the Company intends to treat the termination as a Termination With Cause based upon the grounds described in clause 12(i)(i) of this Agreement, the Company shall provide the Executive written notice of such grounds for termination and the Executive shall have a period of thirty (30) days to cure such cause to the reasonable satisfaction of the Board, failing which employment shall be deemed terminated at the end of such thirty (30) day period; (vi) if the Executive’s employment is terminated by reason of Voluntary Termination for Good Reason, the Date of Termination shall be thirty (30) days after the end of the thirty (30) day cure period.
          10. COMPENSATION UPON TERMINATION WITH CAUSE, VOLUNTARY TERMINATION, DEATH OR DISABILITY . This Section 10 applies in the event that the Executive’s employment ends upon a Termination With Cause, a Voluntary Termination, Death or Disability or any reason other than a Termination Without Cause or a Voluntary Termination With Good Reason. In any of those events, the Executive (or the Executive’s estate in the event of his death) shall be entitled to receive the Standard Termination Benefits. The Standard Termination Benefits are the benefits or amounts described in the following subsections (a) and (b):
               (a) The Executive shall be entitled to receive any compensation (including Base Salary and Annual Bonus and accrued but unused vacation) that is earned but unpaid as of the Date of Termination.
               (b) The Executive shall be entitled to receive any benefits due him under the terms of any employee benefit plan maintained by the Company and any option, restricted share or similar equity award; which benefits shall be paid in accordance with the terms of the applicable plan and any award agreement between the Executive and the Company.
Except for the Standard Termination Benefits, the Executive shall not be entitled to receive any compensation after the Date of Termination on account of a Termination With Cause, a Voluntary Termination, death, Disability or any reason other than a Termination Without Cause or a Voluntary Termination With Good Reason.
          11. COMPENSATION UPON TERMINATION WITHOUT CAUSE OR VOLUNTARY TERMINATION WITH GOOD REASON . This Section 11 applies in the event that the Executive’s employment ends upon a Termination Without Cause or a Voluntary Termination With Good Reason. In any of those events, the Executive shall be entitled to receive the benefits and amounts described in the following subsections (a), (b), (c) and (d):
               (a) The Company shall pay or provide the Standard Termination Benefits as defined in Section 10 except that all outstanding options, restricted Company shares and other equity awards, shall be vested and exercisable as of the Date of Termination and outstanding options shall remain exercisable thereafter until their stated expiration date as if the Executive’s employment had not terminated.

               (b) The Company shall pay an amount equal to three (3.0) times the Executive’s Base Salary at the rate in effect on the Date of Termination (or, in the case of a Voluntary Termination for Good Reason, at the rate in effect before a reduction in Base Salary that constitutes Good Reason for resignation), such payment to be made in a single cash payment.
               (c) The Company shall pay an amount equal to three (3.0) times the highest annual bonus paid to the Executive for the three (3) fiscal years of the Company ended immediately before the Date of Termination.
               (d) The Company shall pay an amount equal to the product of (x) the annual bonus paid to the Executive for the fiscal year of the Company ended immediately before the Date of Termination and (y) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the fiscal year that includes the Date of Termination and the denominator of which is 365, such payment to be made in a single cash payment no later than ten (10) days after the Date of Termination.
               (e) The Company shall pay an amount equal to three (3.0) times the annual premium or cost paid by the Company for the health, dental and vision insurance coverage for the Executive and the Executive’s eligible dependents as in effect on the Date of Termination plus an amount equal to three (3.0) times the annual premium or cost paid by the Company for disability and life insurance coverage for the Executive as in effect on the Date of Termination, such payment to be made in a single cash payment.
No benefits will be paid or provided to, or on behalf of, the Executive under this Section 11 unless and until the Executive has signed a release and waiver of claims acceptable to the Company, releasing the Company and its officers, directors and affiliates from all claims the Executive has or may have against such parties, and such release and waiver of claims has become binding and irrevocable. The cash benefits payable under this Section 11 shall be paid on the fifth (5 th ) business day after the Executive’s release and waiver of claims has become binding and irrevocable.
          12. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following definitions:
               (a) “Acquiring Person” means that a Person, considered alone or together with all Control Affiliates and Associates of that Person, is or becomes directly or indirectly the beneficial owner of securities representing at least fifty percent (50%) of the Company’s then outstanding securities entitled to vote generally in the election of the Board.
               (b) “Affiliate” means any “subsidiary” or “parent” corporation (within the meaning of Section 424 of the Code) of the Company.
               (c) “Board” means the Board of Trustees of the Company.
               (d) “Change in Control” for purposes of this Agreement, means a “Change in Control” shall mean any of the following events:

(i) In the event a Person is or becomes an Acquiring Person;
(ii) In the event that the Company transfers at least fifty percent (50%) of the Company’s total assets on a consolidated basis, as reported in the Company’s consolidated financial statements filed with the Securities and Exchange Commission;
(iii) In the event that the Company merges or consolidates the Company or effects a statutory share exchange with another Person, regardless of whether the Company is intended to be the surviving or resulting entity after the merger, consolidation, or statutory share exchange; provided that a merger, consolidation or statutory share exchange in which the shareholders of the Company immediately before such transaction own more than fifty percent (50%) of the outstanding securities of the surviving entity entitled to vote generally in the election of directors shall not be a Change in Control;
(iv) Continuing Trustees cease to constitute a majority of the Board (other than as a result of a merger, consolidation or statutory share exchange that does not constitute a Change in Control under clause 12(d)(iii). For purposes of this Agreement, the term “Continuing Trustee” means (i) a member of the Board on April 21, 2010 or (ii) a member whose nomination for, or election to, the Board was approved or recommended by a majority of the then Continuing Trustees.
(v) A complete liquidation or dissolution of the Company; or,
(vi) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership as defined in the Exchange Act of more than the permitted amount of the then outstanding securities as a result of the acquisition of securities by the Company which by reducing the number of securities then outstanding, increases the proportional number of shares Beneficially Owned by the subject Person(s), provided that if a Change in Control would occur as a result of the acquisition of securities by the Company, and after such share acquisition by the Company, the Person becomes the Beneficial Owner of any additional securities which increases the percentage of the then outstanding securities Beneficially Owned by the subject Person, then a Change in Control shall occur.
               (e) “Control Affiliate”, with respect to any Person, means an Affiliate as defined in Rule 12B-2 of the General Rules and Regulations under the Exchange Act, as amended as of January 1, 1990.

               (f) “Disability” means that the Executive is “disabled” within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”).
               (g) “Exchange Act” means the Securities Exchange Act of 1934, as amended and as in effect from time to time.
               (h) “Person” means any human being, firm, corporation, partnership, or other entity. Person also includes any human being, firm, corporation, partnership , or other entity as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, as amended as of January 1, 1990. The term Person does not include the Companies or any related entity within the meaning of Code Section 1563(a), 414(b) or 414(c), and the term Person does not include any employee-benefit plan maintained by the Companies or by any Related Entity, and any Person or entity organized, appointed, or established by the Companies or by any subsidiary for or pursuant to the terms of any such employee-benefit plan, unless the Board determines that such an employee-benefit plan, or such Person or entity is a Person.
               (i) “Termination With Cause” means the termination of the Executive’s employment by act of the Company’s Board of Directors on account of (i) the Executive’s failure to perform a material duty or the Executive’s material breach of an obligation set forth in this Agreement or a breach of a material and written Company policy other than by reason of mental or physical illness or injury, (ii) the Executive’s breach of Executive’s fiduciary duties to the Company, (iii) the Executive’s conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise or (iv) the Executive’s conviction of, or plea of nolo contendre to, a felony or crime involving moral turpitude or fraud or dishonesty involving assets of the Company and that in all cases is described in a written notice from the Board and that is not cured, to the reasonable satisfaction of the Board, within thirty (30) days after such notice is received by the Executive.
               (j) “Voluntary Termination” means the Executive’s voluntary termination of his employment, other than a Voluntary Termination for Good Reason, hereunder for any reason. For purposes of this Section 10, the term Voluntary Termination does not include a voluntary refusal to perform services on account of a vacation taken in accordance with Section 6(a) hereof, the Executive’s failure to perform services on account of his illness or injury or the illness or injury of a member of his immediate family, provided such illness is adequately substantiated at the reasonable request of the Company, or any other absence from service with the written consent of the Board.
               (k) Voluntary Termination for “Good Reason” means the Executive’s termination of his employment hereunder on account of (i) the Company’s material breach of the terms of this Agreement or a direction from the Board that the Executive act or refrain from acting which in either case would be unlawful or contrary to a material and written Company policy, (ii) a material diminution in the Executive’s duties, functions and responsibilities to the Company and its affiliates without the Executive’s consent or the Company preventing the Executive from fulfilling or exercising his material duties, functions and responsibilities to the Company and its affiliates without the Executive’s consent, (iii) a material reduction in the Executive’s Base Salary or Annual Bonus opportunity or (iv) a requirement that the Executive relocate his employment more than fifty (50) miles from the location of the Executive’s principal office on the date of this Agreement, without the consent of the Executive. The Executive’s resignation shall not be deemed a “Voluntary Termination for Good Reason” unless the Executive gives the Board written notice (delivered within thirty (30) days after the Executive knows of the event, action, etc. that the Executive asserts constitutes Good Reason), the event, action, etc. that the Executive asserts constitutes Good Reason is not cured, to the reasonable satisfaction of the Executive, within thirty (30) days after such notice and the Executive resigns effective not later than thirty (30) days after the expiration of such cure period.
          13. CODE SECTION 280G. The benefits that the Executive may be entitled to receive under this Agreement and other benefits that the Executive is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Agreement, are referred to as “Payments”), may constitute Parachute Payments that are subject to Code Sections 280G and 4999. As provided in this Section 13, the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow the Executive to receive a greater Net After Tax Amount than the Executive would receive absent a reduction.
     The Accounting Firm will first determine the amount of any Parachute Payments that are payable to the Executive. The Accounting Firm also will determine the Net After Tax Amount attributable to the Executive’s total Parachute Payments.
     The Accounting Firm will next determine the largest amount of Payments that may be made to the Executive without subjecting the Executive to tax under Code Section 4999 (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.
     The Executive will receive the total Parachute Payments or the Capped Payments, whichever provides the Executive with the higher Net After Tax Amount. If the Executive will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any benefits under this Agreement or any other plan, agreement or arrangement that are not subject to Section 409A of the Code (with the source of the reduction to be directed by the Participant) and then by reducing the amount of any benefits under this Agreement or any other plan, agreement or arrangement that are subject to Section 409A of the Code (with the source of the reduction to be directed by the Participant). The Accounting Firm will notify the Executive and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Executive and the Company a copy of its detailed calculations supporting that determination.
     As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 13, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed under this Section 13 (“Overpayments”), or that additional amounts should be paid or distributed to the Executive under this Section 13 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company.
     For purposes of this Section 13, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Change in Control. For purposes of this Section 13, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Executive on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 13, the term “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.
          14. CODE SECTION 409A. This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12). This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board and without requiring the Executive’s consent, in such manner as the Board determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising its discretion under this Section 14, the Board shall modify this Agreement in the least restrictive manner necessary and without reducing any payment or benefit due under this Agreement. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A.
     With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following limitations: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made as specified in this Agreement and in no event later than the end of the year after the year in which such expense was incurred and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.
     If a payment obligation under this Agreement arises on account of a Change in Control or the Executive’s termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12)), it shall be payable only if the Change in Control constitutes a change in ownership or effective control of the Company, etc. as provided in Treasury Regulation section 1.409A-3(i)(5) or after the Executive’s separation from service (as defined under Treasury Regulation section 1.409A-1(h)); provided, however, that if the Executive is a specified employee (as defined under Treasury Regulation section 1.409A-1(i)), any payment that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Executive’s separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Executive’s estate following his death.
          15. TAX WITHHOLDING. All payments to be made under this Agreement shall be reduced by applicable income and employment tax withholdings.
          16. CONFIDENTIAL INFORMATION. The Executive recognizes that the Company’s business interests require a confidential relationship between the Company and the Executive and the fullest practical protection and confidential treatment of their trade secrets, operating manuals, marketing techniques, designs, concepts, franchise operation and system management programs, customer lists, innovations and improvements (collectively, “Information”) that will be conceived or learned by him in the course of his employment with the Company. Accordingly, the Executive agrees, both during and after termination of his employment, to keep secret and to treat confidentially all of the Company’s Information and not to use or aid others in using any such Information in competition with the Company. The obligation set forth in this Section 16 shall exist during the Executive’s employment and shall continue after the termination of the Executive’s employment for so long as any of the Company’s Information retains any confidentiality.
          17. NOTICES. All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and personally delivered or three (3) days following the date when deposited in the U.S. mail, certified, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

To the Company:	CHATHAM LODGING TRUST
Attn: Chairman, Compensation Committee Of the Board of Trustees

50 Cocoanut Row, Suite 200
Palm Beach, Florida 33480

To the Executive:	Jeffrey H. Fisher
c/o Chatham Lodging Trust
50 Cocoanut Row, Suite 200
Palm Beach, FL 33480

          18. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified in any manner except by instrument in writing signed, by or on behalf of, the parties hereto. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.
          19. ARBITRATION. Any claim or controversy arising out of, or relating to, this Agreement or its breach, shall be settled by arbitration in Palm Beach County, Florida in accordance with the governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court of competent jurisdiction. In the event one of the parties hereto requests an arbitration proceeding under this Agreement, such proceeding shall commence within 30 days from the date of such request. The prevailing party shall be entitled to reasonable attorney’s fees and costs.
          20. APPLICABLE LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.
          21. NO SETOFF. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by a setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under the provisions of this Agreement.
          22. ASSIGNMENT. The Executive acknowledges that his services are unique and personal. Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement. The Executive’s rights and obligations under this Agreement shall insure to the benefit of and shall be binding upon the Executive’s successors and assigns.
          23. HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the 21st day of April, 2010.

CHATHAM LODGING TRUST, a Maryland real estate investment trust
By:	/s/ Julio Morales
Name: Julio Morales
Title: Executive Vice President and Chief Financial Officer

JEFFREY H. FISHER
/s/ Jeffrey H. Fisher